MAZARS

Our ref : EC/KE/O113/ABA2/ys

October 21, 2008

Securities and Exchange Commission
100 F Street, NE
Washington DC 20459
United States

Dear Sirs,

ORSUS XELENT TECHNOLOGIES, INC.

We have read Item 4.01(a) of Orsus Xelent Technologies, Inc.'s Form 8-K, which discusses the resignation of Mazars CPA Limited as its independent accountants, and we agree with the statements made therein except for the last sentence of the first paragraph and the last sentence of the fourth paragraph for which we have no basis to agree or disagree.

Yours faithfully,

Mazars

Mazars CPA Limited

MAZARS CPA LIMITED
馬賽會計師事務所有限公司
34TH FLOOR, THE LEE GARDENS, 33 HYSAN AVENUE, CAUSEWAY BAY, HONG KONG
香港銅鑼灣希慎道33號利園廣場34樓
TEL : (852) 2909 5555 - FAX: (852) 2810 0032 - info@mazars.com.hk - www.mazars.com.hk